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                                                                       EXHIBIT 4

                             McDONALD'S CORPORATION

                            2002 QSC REWARDS PROGRAM

                                    THE PLAN


         McDonald's Corporation, a Delaware corporation (the "Company"), established the McDonald's Corporation 2002 QSC Rewards Program (this "Plan") effective as of February 13, 2002. This Plan authorizes the grant of Stock Appreciation Rights and provides the terms and conditions of such grants.

1.       PURPOSE

         The purpose of this Plan is to advance the interests of the Company by providing incentives to Owners/Operators of Restaurants upon whose efforts the Company is dependent in part for the successful conduct of its operations. The Company anticipates that the granting of Stock Appreciation Rights will reward the efforts of such Owners/Operators whose Organizations operate at the highest levels of quality, service and cleanliness and who are providing the best customer experience.

2.       DEFINITIONS

         As used in this Plan, the terms set forth below shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

         (a) "1934 Act" means the Securities Exchange Act of 1934, as amended, and regulations and rulings thereunder. References to a particular section of, or rule under, the 1934 Act shall include references to successor provisions.

         (b)   "Board" means the Board of Directors of the Company.

         (c)   "Call Value" has the meaning specified in Section 8(e).

         (d) "Common Stock" means the Company's common stock, par value $.01 per share.

         (e)   "Company" has the meaning specified in the first paragraph.

         (f) "Disqualified Organization" has the meaning specified in Section 6(f).

         (g)   "Effective Date" means February 13, 2002.

         (h) "Fair Market Value" of a share of Common Stock means, as of any applicable date, the closing price of a share of Common Stock at the close of normal trading hours on the New York Stock Exchange, or, if no such sale of a share of Common Stock shall have occurred on such date, on the next preceding date on which there was such a sale.

         (i) "Franchise Agreement" means the agreement between the Company and another Person(s) pursuant to which such Person(s) is/are granted the rights necessary to operate a Restaurant.

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         (j)   "Grant Date" means, for any Stock Appreciation Right, the date on which such Stock Appreciation Right is granted by the Special Program Committee; provided, however, that the Special Program Committee may determine in its sole discretion that another date may be deemed to be the Grant Date for purposes of establishing the terms of a specific Stock Appreciation Right. The Grant Date of a Stock Appreciation Right shall be stated in the related SAR Grant Information distributed to the Grantee.

         (k)   "Grantee" means an individual who has been granted an Award.

         (l) "Grant Price" means, for any Stock Appreciation Right, the Fair Market Value of a share of Common Stock on the Grant Date of such Stock Appreciation Right. The Grant Price of a Stock Appreciation Right shall be stated in the related SAR Grant Information distributed to the Grantee.

         (m) "including" or "includes" means "including, without limitation," or "includes, without limitation."

         (n) "Material Breach" means a material breach of the Franchise Agreement by the Owner/Operator as such term, i.e., material breach, is defined and interpreted in the Franchise Agreement to which such Owner/Operator is a party. Notwithstanding any other provision of this Plan or the relevant Franchise Agreement, all determinations regarding Material Breaches and the effects such Material Breaches may have on any Stock Appreciation Rights will be made by the Special Program Committee in its sole discretion.

         (o)   "Measurement Period" has the meaning specified in Section 6(c).

         (p)   "Measurement Tools" has the meaning specified in Section 6(d).

         (q)   "Organization" has the meaning specified in Section 6(a).

         (r) "Owner/Operator" means a Person(s) named under paragraph 13 of a Franchise Agreement who agrees to devote his/her/their "full time and best efforts" (as defined in the Franchise Agreement) to the operation of a Restaurant located in the United States.

         (s) "Person" means any "individual, "entity" or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the 1934 Act.

         (t)   "Plan" means this McDonald's Corporation 2002 QSC Rewards
Program.

         (u)   "Restaurant" has the meaning specified in Section 6(a).

         (v) "SAR Grant Information" means the written information provided by the Special Program Committee to a Grantee detailing the specific terms of a grant of Stock Appreciation Rights. The SAR Grant Information will state, among other things, the number of Stock Appreciation Rights granted and the Grant Date, the Grant Price, the Vesting Date and the Expiration Date of such Stock Appreciation Rights.

         (w)   "Settlement Payment" has the meaning specified in Section 2(y).

         (x) "Special Program Committee" has the meaning specified in Section 4(a).

         (y) "Stock Appreciation Right(s)" or "SARs" means the right to receive a payment (the "Settlement Payment"), in cash or in shares of Common Stock (as determined by the Special Program Committee in its sole discretion), equal to the excess of the Fair Market Value, on the date such Fair Market Value is determined, of one share of Common Stock over the Grant Price of such right.

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         (z)   "Termination of Relationship" of a Grantee means the termination of the Grantee's status as an Owner/Operator.

         (aa)  "Top 20% Organizations" has the meaning specified in Section
6(b).

         (bb)  "Vesting Date" has the meaning specified in Section 8(a).

3.       SCOPE OF THIS PLAN

     The total number of Stock Appreciation Rights available for grant under this Plan is 10,000,000, subject to adjustment as provided in Section 16. In addition, the total number of shares of Common Stock available for issuance pursuant to the exercise of Stock Appreciation Rights granted under this Plan is 10,000,000, subject to adjustment as provided in Section 16. If and to the extent any Stock Appreciation Right shall expire or terminate for any reason without having been exercised in full, or shall be forfeited or cancelled, such Stock Appreciation Right shall become available for other grants.

4.       ADMINISTRATION

         (a) Subject to Section 4(b), this Plan shall be administered by a special program committee appointed by the Board (the "Special Program Committee"). The Special Program Committee shall be composed of officers of the Company appointed by the Board to serve on the Special Program Committee at the pleasure of the Board.

         (b) The Board may, in its discretion, reserve for itself any or all of the authority and responsibility of the Special Program Committee. To the extent that the Board has reserved for itself the authority and responsibility of the Special Program Committee, all references to the Special Program Committee in this Plan shall be deemed to refer to the Board.

         (c) The Special Program Committee shall have full and final authority, in its discretion, but subject to the express provisions of this Plan, as follows:

               (i)    to grant Stock Appreciation Rights,

               (ii) to determine when Stock Appreciation Rights may be granted,

               (iii) upon exercise of a Stock Appreciation Right, to determine whether the Settlement Payment shall be paid in either cash or shares of Common Stock, and, if such Settlement Payment is to be paid in shares of Common Stock, to submit such issuance for approval to the Board or a committee thereof as required by law;

               (iv) to interpret this Plan and to make all determinations necessary or advisable for the administration of this Plan,

               (v) to prescribe, amend, and rescind rules and regulations relating to this Plan, including rules and regulations with respect to the exercisability and cancellation of Stock Appreciation Rights upon the Termination of Relationship of a Grantee,

               (vi) to determine all terms and provisions of all Stock Appreciation Rights, including without limitation any restrictions or conditions, which shall be set forth in the SAR Grant Information and

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which need not be identical, and, with the consent of the Grantee, to modify any such SAR Grant Information at any time,

               (vii) to delegate, to the extent permitted by law, any or all of its duties and responsibilities under this Plan to any individual or group of individuals it deems appropriate, and (A) the acts of such delegates shall be treated hereunder as acts of the Special Program Committee and (B) such delegates shall report to the Special Program Committee regarding the delegated duties and responsibilities,

               (viii) to accelerate the exercisability of, and to accelerate or waive any or all of the restrictions and conditions applicable to, any Stock Appreciation Rights for any reason, and

               (xi) to impose such additional conditions, restrictions and limitations upon the grant, exercise or retention of Stock Appreciation Rights as the Special Program Committee may, before or concurrently with the grant thereof, deem appropriate.

         (d) The determination of the Special Program Committee on all matters relating to this Plan or any SAR Grant Information shall be made in its sole discretion, and shall be conclusive and final. No member of the Special Program Committee shall be liable for any action or determination made in good faith with respect to this Plan or any Stock Appreciation Rights.

5.       ELIGIBILITY

         Except as provided under "Section 6. Selection of Grantees--Material Breach," Stock Appreciation Rights may be granted to any Owner/Operator of a Restaurant, provided such Owner/Operator was serving in such capacity at both the beginning of a Measurement Period and the end of that same Measurement Period.

6.       SELECTION OF GRANTEES

         (a) Organizations. For purposes of administering the Plan, the Special Program Committee will divide the McDonald's restaurants located in the United States, except for those restaurants owned by the Company (each a "Restaurant"), into organizations based on family or other significant ownership relationships ("Organizations"). The assignment of a Restaurant to an Organization will be determined by the Special Program Committee in its sole discretion and will be for the sole purpose of administering the Plan. Prior to the commencement of each Measurement Period, the Special Program Committee will inform each Owner/Operator which Restaurants are included in such Owner/Operator's Organization.

         (b) Ranking. At the end of each Measurement Period, the Special Program Committee will determine a numerical score for each Organization based on the Measurement Tools. See "--Measurement Criteria." Those Organizations that rank in the top 20% based on their numerical score will be deemed to be "Top 20% Organizations" and the Owners/Operators of these Top 20% Organizations will be granted 1,000 Stock Appreciation Rights for each Restaurant in their Organization, subject to the terms and conditions of Section 6(e) and Section 6(f). If there is more than one Owner/Operator within a Top 20% Organization, then the aggregate Stock Appreciation Rights to be granted will be divided evenly among all the Owners/Operators within that Organization, with each Owner/Operator receiving an equal number of Stock Appreciation Rights; provided, however, that if all Owners/Operators within that Organization unanimously agree in writing prior to the grant of the Stock Appreciation Rights that a different division more appropriately reflects the efforts that produced that Organization's score, the Special Program Committee, in its sole discretion, may agree to the revised division and grant the Stock Appreciation Rights accordingly.

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         (c)   Measurement Period. Unless the Special Program Committee
determines otherwise, each measurement period ("Measurement Period") will be one year, beginning on April 1 of each year and ending on March 31 of the following year. If the Special Program Committee extends a Measurement Period beyond one year or changes a start date or an end date for a Measurement Period, the Special Committee will notify all Owners/Operators of such extension or change before it takes effect. The first Measurement Period will begin on April 1, 2002. The Special Program Committee will determine in its sole discretion whether to continue the Plan after the completion of the first Measurement Period on March 31, 2003. If the Special Program Committee determines to continue the Plan for one or more additional Measurement Periods, the Special Program Committee will notify all Owners/Operators of such additional Measurement Period prior to its commencement. Grants of Stock Appreciation Rights will generally be made approximately 90 days after the end of each Measurement Period to allow for administrative processing. No Stock Appreciation Rights may be granted after December 31, 2012.

         (d) Measurement Criteria. After the end of each Measurement Period, the Special Program Committee will determine a numerical score for each Organization. This organizational score will be equal to the average score received by all of the Restaurants within such Organization. Restaurant scores will be determined by the weighted results of the measurement tools (the "Measurement Tools") which the Special Program Committee will apply to each Restaurant during the Measurement Period. The initial Measurement Tools and their relative weights are detailed on Appendix A hereto. The Special Program Committee, in its sole discretion, may modify or revise these Measurement Tools at any time; provided, however, the Special Program Committee shall provide notice to all Owner/Operators prior to the effective date of any such modification or revision. The application of the Measurement Tools to each Restaurant will be conducted by the Special Program Committee or its designee and the resulting scores will be determined by the Special Program Committee, each in its sole discretion.

         (e) Included and Excluded Restaurants. Prior to each April 1, the Special Program Committee will provide each Owner/Operator with a list of Restaurants that are to be included in such Owner/Operator's Organization for the upcoming Measurement Period. Once a Measurement Period has commenced, the Special Program Committee will not add additional Restaurants to an Organization. If a Restaurant is not part of an Organization for the entire Measurement Period (e.g., the Owner/Operator sells the Restaurant to or purchases the Restaurant from another person who is not included in the Owner/Operator's Organization, or a Restaurant is newly-opened or permanently closed during the Measurement Period), the numerical score for that Restaurant will be excluded in calculating the overall score for the Organization for that Measurement Period, and that Restaurant will be excluded for purposes of determining the number of SARs to be granted, if any. In addition, the numerical score for any Restaurant that receives less than 75% of its scheduled Measurement Tool reviews during any Measurement Period ("Minimum Requirements") will be excluded in calculating the overall score for the Organization for that Measurement Period. Notwithstanding the foregoing, the Special Program Committee may make appropriate adjustments or waive the Minimum Requirements, if it determines, in its sole discretion, that a Restaurant or group of Restaurants failed to receive reviews or assessments due to the Company's administrative procedures. See Appendix A.

         (f) Material Breach. If the Company determines in its sole discretion that an Owner/Operator is in Material Breach of the Owner/Operator's Franchise Agreement at any point during a Measurement Period, such Owner/Operator's Organization will not be eligible to be selected as a "Top 20% Organization" regardless of the numerical score such Organization receives during the Measurement Period (a "Disqualified Organization") and such Owner/Operator will not be eligible to receive grants of Stock Appreciation Rights under the Plan. Furthermore, any other Owner/Operator whose Restaurants are included in the Disqualified Organization will be deemed to be ineligible to received grants of SARs. If the Company determines an Owner/Operator is not eligible to receive grants of Stock Appreciation Rights due to a Material Breach of the Owner/Operator's Franchise Agreement, the Special Program Committee will notify such Owner/Operator and all other Owners/Operators whose Restaurants are included in the Disqualified Organization.

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7.       NON-TRANSFERABILITY

         Stock Appreciation Rights granted hereunder shall not be assignable or transferable other than by will, intestate succession, or operation of law.

8.       EXERCISE OF STOCK APPRECIATION RIGHTS; COMPANY OPTION TO PREPAY

         (a) Vesting Date and Conditions. Each Stock Appreciation Right shall become vested and exercisable on a date determined by the Special Program Committee (the "Vesting Date"); provided, however, unless the Special Program Committee determines otherwise, the Vesting Date of each Stock Appreciation Right shall be the first anniversary of the Grant Date of such Stock Appreciation Right. A Grantee must remain an Owner/Operator through the Vesting Date of the Stock Appreciation Rights for such Stock Appreciation Rights to become vested and exercisable by the Grantee. Except as provided below under "--Death and Disability," if a Grantee ceases to be an Owner/Operator prior to the Vesting Date of a Stock Appreciation Right then such Stock Appreciation Right shall be deemed forfeited and shall be cancelled by the Special Program Committee.

         (b) Settlement Payment. In accordance with the procedures established by the Special Program Committee, a Grantee may exercise his or her Stock Appreciation Rights on or after the Vesting Date thereof and, upon such exercise, shall be entitled to receive the Settlement Payment from the Company. The Special Program Committee may elect in its sole discretion to have the Company pay the Settlement Payment in the form of either cash or shares of Common Stock. If the Special Program Committee elects to have the Settlement Payment paid in the form of shares of Common Stock, the number of shares of Common Stock to be paid shall be equal to the quotient of (1) the value of the Settlement Payment to be received divided by (2) the Fair Market Value used to determine the Settlement Payment; provided, however, cash shall be paid by the Company in lieu of any fractional shares that might otherwise have been payable pursuant to this provision. The Grantee shall be responsible for any taxes due or payable by the Grantee as a result of the receipt or exercise of a Stock Appreciation Right.

         (c) Exercise Procedures. The Special Program Committee shall determine the procedures pursuant to which a Grantee may exercise Stock Appreciation Rights and shall include a written description of such procedures along with any necessary forms with such Grantee's SAR Grant Information.

         (d) Expiration Date. Each Stock Appreciation Right shall expire and all rights, including the right to receive cash or shares of Common Stock, shall cease at the close of business on a date determined by the Special Program Committee (the "Expiration Date"); provided, however, unless the Special Program Committee determines otherwise, the Expiration Date of each Stock Appreciation Right shall be the fifth anniversary of the Grant Date of such Stock Appreciation Right.

         (e) Company Option to Repurchase. Notwithstanding any other provision in this Plan, the Board may elect at any time to cancel any or all outstanding Stock Appreciation Rights and to terminate all rights and benefits the holders thereof may have in connection with such Stock Appreciation Rights (including the right to receive the Settlement Payment), upon a finding by the Board, in its sole discretion, that (1) there has occurred a fundamental change of circumstances which frustrates the purpose of the Plan or which makes it unlikely that the objectives of the Plan can be achieved or (2) it is necessary or appropriate to do so, in light of any change to, or new interpretation of, any law, regulation or rule, including accounting rules, applicable to the Plan that has an adverse affect upon the Company or participants in the Plan. Such cancellation shall be in exchange for a payment of cash, shares of Common Stock, other property or a combination thereof having an aggregate value equal to the Call Value of such Stock Appreciation Rights. The "Call Value" of a Stock Appreciation Right shall be equal to the greater of either (A) 25% of the Grant Price of such Stock Appreciation Right or (B) the Settlement Payment that would have otherwise been paid on such Stock Appreciation Right if it had been exercised by the Grantee on the date the Company elected to repurchase.

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         (f)   Automatic Exercise. If a Grantee has not exercised a Stock
Appreciation Right by the close of business of the Expiration Date of such Stock Appreciation Right, the Special Program Committee will deem such SAR to have been exercised on the Expiration Date and will forward to the Grantee the appropriate Settlement Payment.

9.       TERMINATION OF RELATIONSHIP

         (a) For Material Breach. If a Grantee has a Termination of Relationship because of a Material Breach, the Special Program Committee shall immediately cancel all of such Grantee's unexercised Stock Appreciation Rights (whether vested or unvested) and such Grantee shall not be entitled to any compensation or consideration of any type for such cancellation. If the Special Program Committee cancels a Grantee's unexercised Stock Appreciation Rights pursuant to this provision, the Special Program Committee and/or the Company will notify such Grantee of such cancellation; provided, however, that a notice of default issued pursuant to the Grantee's Franchise Agreement shall be deemed to satisfy this notice provision (but shall not be the sole means of satisfying such notice provision).

         (b) Death or Disability. If a Grantee has a Termination of Relationship due to the Grantee's death or permanent disability, the Grantee's Stock Appreciation Rights, whether or not vested on the date of such Termination of Relationship, will be deemed to have become vested immediately and may be exercised, in whole or in part, at any time until the Expiration Date of such Stock Appreciation Rights by his or her personal representative or by the person to whom the Stock Appreciation Rights are transferred by will or the applicable laws of descent and distribution.

         (c) Any Other Reason. If a Grantee has a Termination of Relationship for a reason other than those specified in Section 9(a) and Section 9(b), any vested Stock Appreciation Rights may be exercised by the Grantee until the Expiration Date of such Stock Appreciation Rights and any unvested Stock Appreciation Rights will be deemed forfeited and will be cancelled by the Special Program Committee.

         (d) Special Program Committee Discretion. Notwithstanding the foregoing, the Special Program Committee may determine that the consequences of a Termination of Relationship for specific Stock Appreciation Rights will differ from those provided in this Section.

10.      SECURITIES LAW MATTERS

         (a) If the Special Program Committee deems it necessary to comply with the Securities Act of 1933, as amended, and the regulations and rulings thereunder, the Special Program Committee may require a written investment intent representation by the Grantee.

         (b) If, after discussion with counsel for the Company, the Special Program Committee determines that the exercise or nonforfeitability of, or delivery of benefits pursuant to, any Stock Appreciation Rights would violate any applicable provision of (i) U.S. federal or state securities law or (ii) the listing requirements of any national securities exchange on which are listed any of the Company's equity securities, then the Special Program Committee may postpone any such exercise, nonforfeitability or delivery, as the case may be, but the Company shall use its commercially reasonable best efforts to cause such exercise, nonforfeitability or delivery to comply with all such provisions at the earliest practicable date.

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11.      FUNDING

         Benefits payable under this Plan to any Person shall be paid directly by the Company. The Company shall not be required to fund, or otherwise segregate assets to be used for payment of, benefits under this Plan.

12.      NO ADDITIONAL RIGHTS

         Neither the establishment of this Plan, nor the granting of any Stock Appreciation Rights, shall be construed to give any Grantee any benefits not specifically provided by this Plan. The grant of Stock Appreciation Rights is not a franchise contract (or an amendment or supplement thereto).

13.      RIGHTS AS A SHAREHOLDER

         A Grantee shall not, by reason of any grant of Stock Appreciation Rights, have any right as a shareholder of the Company.

14.      NON-UNIFORM DETERMINATIONS

         Neither the Special Program Committee's nor the Board's determinations under this Plan need be uniform, and may be made by the Special Program Committee or the Board selectively among individuals who receive, or are eligible to receive, Stock Appreciation Rights (whether or not such individuals are similarly situated). Without limiting the generality of the foregoing, the Special Program Committee shall be entitled, among other things, to make non-uniform and selective determinations as to (a) the identity of the Grantees,
(b) the terms and provisions of specific grants of Stock Appreciation Rights and
(c) the treatment, under Section 9, of Termination of Relationship.

15.      MERGERS AND OTHER TRANSACTIONS; LIQUIDATION

         (a) In the case of a merger, consolidation, recapitalization, spinoff or similar corporate transaction resulting in a reclassification or other change in the Common Stock, the Special Program Committee will make an appropriate adjustment to any outstanding Stock Appreciation Rights. The adjustment may include adjusting Stock Appreciation Rights to constitute stock appreciation rights relating to the stock of the corporation surviving the merger or transaction, or cancellation of the Stock Appreciation Rights for cash or other property. Any adjustment or cancellation to outstanding Stock Appreciation Rights pursuant to this Section 15 will be made by the Special Program Committee in its sole discretion.

         (b) Upon the complete liquidation of the Company, any outstanding Stock Appreciation Rights will be cancelled, except as otherwise provided above in connection with a merger, consolidation or reorganization of the Company. Upon the approval of a plan of liquidation by the Company's shareholders, the Special Program Committee, in its sole discretion, may accelerate the exercisability of any outstanding Stock Appreciation Rights.

16.      ADJUSTMENTS

         Upon a stock dividend, stock split, reverse stock split, stock rights offering, or similar event of or by the Company, the Special Program Committee shall make such adjustments (if any) as it deems appropriate

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and equitable, in its sole discretion, to provide the holders of any outstanding
Stock Appreciation Rights the equivalent economic benefits they would have otherwise received, to include adjusting the following:

         (a) the number and Grant Price of the outstanding Stock Appreciation Rights, and

         (b) the Fair Market Value to be used to determine the amount of the Settlement Payment upon exercise of outstanding Stock Appreciation Rights.

17.      AMENDMENT OF THIS PLAN

         The Special Program Committee may from time to time in its discretion amend or modify this Plan or the terms of any outstanding Stock Appreciation Right; provided, however, that except as provided in this Plan no such amendment shall materially adversely affect any previously-granted Stock Appreciation Rights without the consent of the Grantee.

18.      TERMINATION OF THIS PLAN

         This Plan shall terminate on the 10th anniversary of the Effective Date or at such earlier time as the Board may determine. Except as provided in this Plan, any termination, whether in whole or in part, shall not affect any Stock Appreciation Rights then outstanding under this Plan.

19.      NO ILLEGAL TRANSACTIONS

         This Plan and all Stock Appreciation Rights granted pursuant to it are subject to all laws and regulations of any governmental authority that may be applicable thereto; and, notwithstanding any provision of this Plan or any Stock Appreciation Right, Grantees shall not be entitled to exercise Stock Appreciation Rights or receive the benefits thereof and the Company shall not be obligated to pay any benefits to a Grantee if such exercise, delivery, receipt or payment of benefits would constitute a violation by the Grantee or the Company of any provision of any such law or regulation.

20.      CONTROLLING LAW

         The law of the State of Illinois, except its law with respect to choice of law, shall be controlling in all matters relating to this Plan.

21.      SEVERABILITY

         If all or any part of this Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion of this Plan not declared to be unlawful or invalid. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

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                                   Appendix A

                                   ----------

Measurement Tools

-----------------

For the initial Measurement Period commencing April 1, 2002, Restaurant scores will be determined by the weighted results of the following three Measurement Tools which the Special Program Committee or its designees will apply to each Restaurant during the Measurement Period:

               Operations reviews: Four operations reviews will be conducted for each Restaurant during the Measurement Period. The operations reviews will consist of one initial full operations review, one follow-up full operations review and two short operations reviews. The Special Program Committee will provide a numerical score for each of the four reviews based on the results of the Quality, Service and Cleanliness portions of these reviews. These scores will then be weighted so that each full operations review will count for 30% of the operations review score and each short operations review will count for 20% of the operations review score. A weighted average of these four scores will count for 40% of the overall Restaurant score.

               Mystery shops: Between three and five third-party assessments of each Restaurant's performance will be conducted during each quarter of the Measurement Period. The mystery shop assessments will measure individual Restaurant performance from the perspective of the customer. The average of all mystery shop scores for the period will count for 40% of the overall Restaurant score.

               Employee commitment: Employee satisfaction and commitment will be measured for each Restaurant during the Measurement Period based on the results of an employee commitment survey and the People Review section of the initial full operations review and the follow-up full operations review for that Measurement Period. The Special Program Committee will provide a numerical score for each Restaurant based on these results. This score will count for 20% of the overall Restaurant score.

         The Special Program Committee, in its sole discretion, may modify or revise these Measurement Tools at any time; provided, however, the Special Program Committee shall provide notice to all Owner/Operators prior to the effective date of any such modification or revision. The application of the Measurement Tools to each Restaurant will be conducted by the Special Program Committee or its designee and the resulting scores will be determined by the Special Program Committee, each in its sole discretion.

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